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                                                                   Exhibit 10.36

Silicon Valley Bank

                           Loan and Security Agreement

Borrower:  APPLIED IMAGING CORP.
Address:   2380 Walsh Avenue
           Santa Clara, CA  95051

Date:      September 28, 2001

     THIS LOAN AND SECURITY AGREEMENT is entered into on the above date between SILICON VALLEY BANK, COMMERCIAL FINANCE DIVISION ("Silicon"), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and the borrower named above (the "Borrower"), whose chief executive office is located at the above address ("Borrower's Address"). The Schedule to this Agreement (the "Schedule") shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)

1. LOANS.

     1.1 Loans. Silicon will make loans to Borrower (the "Loans"), in amounts determined by Silicon * up to the amounts (the "Credit Limit") shown on the Schedule, provided no Default or Event of Default has occurred and is continuing, and subject to deduction of any Reserves for accrued interest and such other Reserves as Silicon deems proper from time to time *.

   * in its good faith business judgment

   1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, on the last day of the month. Interest may, in Silicon's discretion, be charged to Borrower's loan account, and the same shall thereafter bear interest at the same rate as the other Loans. Silicon may, in its discretion, charge interest to Borrower's Deposit Accounts maintained with Silicon. Regardless of the amount of Obligations that may be outstanding from time to time, Borrower shall pay Silicon minimum monthly interest during the term of this Agreement in the amount set forth on the Schedule (the "Minimum Monthly Interest").

   1.3 Overadvances. If at any time or for any reason the total of all outstanding Loans and all other Obligations exceeds the Credit Limit (an "Overadvance"), Borrower shall immediately pay the amount of the excess to Silicon, without notice or demand. Without limiting Borrower's obligation to repay to Silicon on demand the amount of any Overadvance, Borrower agrees to pay Silicon interest on the outstanding amount of any Overadvance, on demand, at a rate equal to the interest rate which would otherwise be applicable to the Overadvance, plus an additional 2% per annum.

   1.4 Fees. Borrower shall pay Silicon the fee(s) shown on the Schedule, which are in addition to all interest and other sums payable to Silicon and are not refundable.

   1.5 Letters of Credit. At the request of Borrower, Silicon may, in its sole discretion, issue or arrange for the issuance of letters of credit for the account of Borrower, in each case in form and substance satisfactory to Silicon in its sole discretion (collectively, "Letters of Credit"). The aggregate face amount of all outstanding Letters of Credit from time to time shall not exceed the amount shown on the Schedule (the "Letter of Credit Sublimit"), and shall be reserved against Loans which would otherwise be available hereunder. Borrower shall pay all bank charges (including * charges of Silicon) for the issuance of Letters of Credit, together with such additional fee as Silicon's letter of credit department shall charge in connection with the issuance of the Letters of Credit. Any payment by Silicon under or in connection with a Letter of Credit shall constitute a Loan hereunder on the date such payment is made. Each Letter of Credit shall have an expiry date no later than thirty days prior to the Maturity Date. Borrower hereby agrees to indemnify, save, and hold Silicon harmless

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from any loss, cost, expense, or liability, including payments made by Silicon, expenses, and reasonable attorneys' fees incurred by Silicon arising out of or in connection with any Letters of Credit. Borrower agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Silicon and opened for Borrower's account or by Silicon's interpretations of any Letter of Credit issued by Silicon for Borrower's account, and Borrower understands and agrees that Silicon shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto. Borrower understands that Letters of Credit may require Silicon to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold Silicon harmless with respect to any loss, cost, expense, or liability incurred by Silicon under any Letter of Credit as a result of Silicon's indemnification of any such issuing bank. The provisions of this Loan Agreement, as it pertains to Letters of Credit, and any other present or future documents or agreements between Borrower and Silicon relating to Letters of Credit are cumulative.

   *   customary

2. SECURITY INTEREST.

   2.1 Security Interest. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to Silicon a security interest in all of Borrower's interest in the following, whether now owned or hereafter acquired, and wherever located: All Inventory, Equipment, Receivables, and General Intangibles, including, without limitation, all of Borrower's Deposit Accounts, and all money, and all property now or at any time in the future in Silicon's possession (including claims and credit balances), and all proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties), all products and all books and records related to any of the foregoing (all of the foregoing, together with all other property in which Silicon may now or in the future be granted a lien or security interest, is referred to herein, collectively, as the "Collateral"). *

   * Anything in the foregoing to the contrary notwithstanding, the Collateral shall not include the capital stock of Applied Imaging International Ltd., a company organized under the laws of England, owned by Borrower.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

   In order to induce Silicon to enter into this Agreement and to make Loans, Borrower represents and warrants to Silicon as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants:

     3.1 Corporate Existence and Authority. Borrower, if a corporation, is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so * have a material adverse effect on Borrower. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally), and (iii) do not violate Borrower's articles or certificate of incorporation, or Borrower's by-laws, or any law or any material agreement or instrument which is binding upon Borrower or its property, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any material agreement or instrument which is binding upon Borrower or its property.

   * could reasonably be expected to

   3.2 Name; Trade Names and Styles. The name of Borrower set forth in the heading to this Agreement is its correct name. Listed on the Schedule are all prior names of Borrower and all of Borrower's present and prior trade names. Borrower shall give Silicon 30 days' prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, with all laws relating to the conduct of business under a fictitious business name.

   3.3 Place of Business; Location of Collateral. The address set forth in the heading to this Agreement is Borrower's chief executive office. In addition, Borrower has places of business, and Collateral is located, only at the locations set forth on the Schedule *. Borrower will give Silicon at least 30 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower's Address or one of the locations set forth on the Schedule *.

   * (other than demonstration units of Inventory with an aggregate value of not more than $500,000 located

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(on a transitory basis) with customers of Borrower, with Borrower's salesforce, or at tradeshows)

   3.4 Title to Collateral; Permitted Liens. * Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased by Borrower. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. Silicon now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend Silicon and the Collateral against all claims of others. None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture **. Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower's right to remove any Collateral from the leased premises. Whenever any Collateral is located upon premises in which any third party has an interest (whether as owner, mortgagee, beneficiary under a deed of trust, lien or otherwise), Borrower shall, whenever requested by Silicon, use its best efforts to cause such third party to execute and deliver to Silicon, in form acceptable to Silicon, such waivers and subordinations as Silicon shall specify, so as to ensure that Silicon's rights in the Collateral are, and will continue to be, superior to the rights of any such third party. Borrower will keep in full force and effect, and will comply with all the terms of, any lease of real property where any of the Collateral now or in the future may be located.

   * Except as otherwise permitted by this Agreement,

   ** (other than customary leasehold improvements in Borrower's Santa Clara, CA and League City, TX locations)

   3.5 Maintenance of Collateral. Borrower will maintain the Collateral in good working condition, and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise Silicon in writing of any material loss or damage to the Collateral.

   3.6 Books and Records. Borrower has maintained and will maintain at Borrower's Address complete and accurate books and records, comprising an accounting system in accordance with generally accepted accounting principles.

   3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Silicon have been, and will be, prepared in conformity with generally accepted accounting principles and now and in the future will completely and accurately reflect the financial condition of Borrower, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Silicon and the date hereof, there has been no material adverse change in the financial condition or business of Borrower. Borrower is now and will continue to be solvent.

   3.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all tax returns and reports required by foreign, federal, state and local law, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith contests Borrower's obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Silicon in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency. Borrower shall, at all times, utilize the services of an outside payroll service providing for the automatic deposit of all payroll taxes payable by Borrower.

   3.9 Compliance with Law. Borrower has complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations relating to Borrower, including, but not limited to, those relating to Borrower's ownership of real or personal property, the conduct and licensing of Borrower's business, and all environmental matters.

     3.10 Litigation. Except as disclosed in the Schedule, there is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower's knowledge) threatened by or against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which * result, either separately or in the aggregate, in any material adverse change in the financial condition or business of Borrower, or in any material impairment in the ability of Borrower to carry

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on its business in substantially the same manner as it is now being conducted.
Borrower will promptly inform Silicon in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted by or against Borrower involving any single claim of ** or more, or involving *** or more in the aggregate.

   *could reasonably be expected to

   ** $75,000

   *** $150,000

   3.11 Use of Proceeds. All proceeds of all Loans shall be used solely for lawful business purposes. Borrower is not purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any "margin stock" or to extend credit to others for the purpose of purchasing or carrying any "margin stock."

4. RECEIVABLES.

   4.1 Representations Relating to Receivables. Borrower represents and warrants to Silicon as follows: Each Receivable with respect to which Loans are requested by Borrower shall, on the date each Loan is requested and made, (i) represent an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services in the ordinary course of Borrower's business, and (ii) meet the Minimum Eligibility Requirements set forth in Section 8 below.

   4.2 Representations Relating to Documents and Legal Compliance. Borrower represents and warrants to Silicon as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Receivables are and shall be true and correct and all such invoices, instruments and other documents and all of Borrower's books and records are and shall be genuine and in all respects what they purport to be, and all signatories and endorsers have the capacity to contract. All sales and other transactions underlying or giving rise to each Receivable shall fully comply with all applicable laws and governmental rules and regulations. All signatures and endorsements on all documents, instruments, and agreements relating to all Receivables are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

     4.3 Schedules and Documents relating to Receivables. Borrower shall deliver to Silicon transaction reports and loan requests, schedules of all Receivables, and schedules of collections, all on Silicon's standard forms; provided, however, that Borrower's failure to execute and deliver the same shall not affect or limit Silicon's security interest and other rights in all of Borrower's Receivables, nor shall Silicon's failure to advance or lend against a specific Receivable affect or limit Silicon's security interest and other rights therein. Loan requests received after 12:00 Noon will not be considered by Silicon until the next Business Day *. Together with each such schedule, or later if requested by Silicon, Borrower shall furnish Silicon with copies (or, at Silicon's request, originals) of all contracts, orders, invoices, and other similar documents, and all original shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Receivables, and Borrower warrants the genuineness of all of the foregoing. Borrower shall also furnish to Silicon an aged accounts receivable trial balance in such form and at such intervals as Silicon shall request. In addition, Borrower shall deliver to Silicon the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Receivables, immediately upon receipt thereof and in the same form as received, with all necessary indorsements, all of which shall be with recourse. Borrower shall also provide Silicon with copies of all credit memos ** within two days after the date issued.

   *unless Silicon, in its sole discretion, determines otherwise

   ** in excess of $25,000

   4.4 Collection of Receivables. Borrower shall have the right to collect all Receivables, unless and until a Default or an Event of Default has occurred *. Borrower shall hold all payments on, and proceeds of, Receivables in trust for Silicon, and Borrower shall immediately deliver all such payments and proceeds to Silicon in their original form, duly endorsed in blank, to be applied to the Obligations in such order as Silicon shall determine. Silicon may, in its discretion, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other "blocked account" as Silicon may specify, pursuant to a blocked account agreement in such form as Silicon may specify. ** Silicon or its designee may, at any time, notify Account Debtors that the Receivables have been assigned to Silicon.

   *and is continuing

   **After the occurrence and during the continuation of an Event of Default,

   4.5. Remittance of Proceeds. All proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to Silicon in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as Silicon shall determine;

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provided that, if no Default or Event of Default has occurred *, Borrower shall not be obligated to remit to Silicon the proceeds of the sale of worn out or obsolete equipment disposed of by Borrower in good faith in an arm's length transaction for an aggregate purchase price of ** or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower's other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Silicon. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

   * and is continuing

   ** $50,000

   4.6 Disputes. Borrower shall notify Silicon promptly of all disputes or claims relating to Receivables. Borrower shall not forgive (completely or partially), compromise or settle any Receivable for less than payment in full, or agree to do any of the foregoing, except that Borrower may do so, provided that: (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm's length transactions, which are reported to Silicon on the regular reports provided to Silicon; (ii) no Default or Event of Default has occurred and is continuing; and (iii) taking into account all such discounts settlements and forgiveness, the total outstanding Loans will not exceed the Credit Limit. Silicon may, at any time after the occurrence * of an Event of Default, settle or adjust disputes or claims directly with Account Debtors for amounts and upon terms which Silicon considers advisable in its reasonable credit judgment and, in all cases, Silicon shall credit Borrower's Loan account with only the net amounts received by Silicon in payment of any Receivables.

   *and during the continuation

   4.7 Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower in the ordinary course of its business, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the Account Debtor in the appropriate amount (sending a copy to Silicon). In the event any attempted return occurs after the occurrence * of any Event of Default, Borrower shall (i) hold the returned Inventory in trust for Silicon, (ii) segregate all returned Inventory from all of Borrower's other property, (iii) conspicuously label the returned Inventory as Silicon's property, and (iv) immediately notify Silicon of the return of any Inventory, specifying the reason for such return, the location and condition of the returned Inventory, and on Silicon's request deliver such returned Inventory to Silicon.

   *and during the continuation

   4.8 Verification. Silicon may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Receivables, by means of mail, telephone or otherwise, either in the name of Borrower or Silicon or such other name as Silicon may choose.

   4.9 No Liability. Silicon shall not under any circumstances be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to a Receivable, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Receivable, or for settling any Receivable in good faith for less than the full amount thereof, nor shall Silicon be deemed to be responsible for any of Borrower's obligations under any contract or agreement giving rise to a Receivable. Nothing herein shall, however, relieve Silicon from liability for its own gross negligence or willful misconduct.

5. ADDITIONAL DUTIES OF BORROWER.

   5.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

   5.2 Insurance. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Silicon, in such form and amounts as Silicon may reasonably require, and Borrower shall provide evidence of such insurance to Silicon, so that Silicon is satisfied that such insurance is, at all times, in full force and effect. All such insurance policies shall name Silicon as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Silicon. Upon receipt of the proceeds of any such insurance, Silicon shall apply such proceeds in reduction of the Obligations as Silicon shall determine in its sole discretion, except that, provided no Default or Event of Default has occurred and is continuing, Silicon shall release to Borrower insurance proceeds with respect to * Equipment totaling less than $100,000, which shall be utilized by Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid **. Silicon may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Silicon may, but is not obligated to, obtain the same at Borrower's expense. Borrower shall promptly deliver to Silicon copies of all reports made to insurance companies.

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   * (a)

   ** ; and (b) lost shipments of Inventory totaling less than $25,000 in the aggregate at any one time, which shall be utilized by Borrower for the replacement of the shipment of Inventory with respect to which the insurance proceeds were paid

   5.3 Reports. Borrower, at its expense, shall provide Silicon with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, sales projections, operating plans and other financial documentation), as Silicon shall from time to time reasonably specify.

   5.4 Access to Collateral, Books and Records. At reasonable times, and on * one Business Day's notice, Silicon, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower's books and records. Silicon shall take reasonable steps to keep confidential all information obtained in any such inspection or audit **, but Silicon shall have the right to disclose any such information to its auditors, regulatory agencies, and attorneys, and pursuant to any subpoena or other legal process. The foregoing inspections and audits shall be at Borrower's expense and the charge therefor shall be $700 per person per day (or such higher amount as shall represent Silicon's then current standard charge for the same), plus reasonable out of pocket expenses. Borrower will not enter into any agreement with any accounting firm, service bureau or third party to store Borrower's books or records at any location other than Borrower's Address, without first obtaining Silicon's written consent, which may be conditioned upon such accounting firm, service bureau or other third party agreeing to give Silicon the same rights with respect to access to books and records and related rights as Silicon has under this Loan Agreement. *** Borrower waives the benefit of any accountant-client privilege or other evidentiary privilege precluding or limiting the disclosure, divulgence or delivery of any of its books and records (except that Borrower does not waive any attorney-client privilege).

   * at least

   ** equivalent to those steps it takes to safeguard its own confidential financial information

   *** With respect to Silicon,

     5.5 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without Silicon's prior written consent, do any of the following: (i) merge or consolidate with another corporation or entity *; (ii) acquire any assets, except in the ordinary course of business * +; (iii) enter into any other transaction outside the ordinary course of business **; (iv) sell or transfer any Collateral, except for the sale of finished Inventory in the ordinary course of Borrower's business, and except for the sale of obsolete or unneeded Equipment in the ordinary course of business ***; (v) store any Inventory or other Collateral with any warehouseman or other third party; (vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis ++; (vii) make any loans of any money or other assets ****;
(viii) incur any debts, outside the ordinary course of business, which would have a material, adverse effect on Borrower or on the prospect of repayment of the Obligations; (ix) guarantee or otherwise become liable with respect to the obligations of another party or entity *****; (x) pay or declare any dividends on Borrower's stock (except for dividends payable solely in stock of Borrower);
(xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower's stock ******; (xii) make any change in Borrower's capital structure which would have a material adverse effect on Borrower or on the prospect of repayment of the Obligations; or (xiii) *******; or (xiv) dissolve or elect to dissolve. Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transaction. ********

   * ; provided, however, that that a subsidiary of Borrower may merge or consolidate into another subsidiary of Borrower or (upon Silicon's receipt of all applicable lien searches relative to such subsidiary, the results of which shall be satisfactory to Silicon) into Borrower

   + ; provided further that Borrower may acquire intellectual property assets (free and clear of liens) from Borrower's subsidiaries and enter into services agreements with Borrower's subsidiaries relating thereto

   ** except as otherwise permitted by other provisions of this Agreement

   ***, and except for: (A) the issuance of non-exclusive licenses and similar arrangements for the use of the property of Borrower in the ordinary course of business; and (B) Permitted Exclusive Assay Provider Licenses

   ++ ; provided, however, that Borrower may make contingent sales of Inventory in an aggregate amount not to exceed $500,000 at any one time outstanding, so long as no Receivables arise, and no revenue is recognized, from such contingent sales


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   ****, except: (A) loans existing as of the date hereof that are shown on the
Schedule; and (B) loans consisting of (1) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business; provided the aggregate amount of such loans under this subclause
(vii)(B)(1) do not exceed $200,000 at any one time outstanding and (2) loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or agreements approved by Borrower's Board of Directors; provided the aggregate amount of such loans under this subclause (vii) (B)(2) do not exceed $100,000 at any one time outstanding; and (C) debt obligations received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and (D) debt obligations consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers who are not Affiliates, in the ordinary course business; provided the aggregate amount of such debt obligations under this subclause (vii)(D) do not exceed $100,000 at any one time outstanding

   *****, except for Borrower's limited guaranty in favor of National Westminster Bank PLC in respect of the obligations of Applied Imaging International Limited, to the extent that the total amount recoverable from Borrower in respect of such limited guaranty is limited to Five Hundred Thousand Pounds Sterling ((pound)500,000) or equivalent amounts in other applicable currency at the applicable rate of exchange

   ******, except for the repurchases of stock from the cancellation of indebtedness and from former employees or directors of Borrower under the terms of applicable repurchase or similar agreements between Borrower and such employees or directors all in an aggregate amount not to exceed $100,000 while this Agreement is in effect

   ******* [intentionally omitted]

   ******** Borrower agrees that it shall not, while this Agreement is in effect, transfer funds, assets or any Collateral to any of Borrower's subsidiaries and affiliates, other than cash funds of up to $600,000 in the aggregate.

   5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Silicon with respect to any Collateral or in any manner relating to Borrower, Borrower shall, without expense to Silicon, make available Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Silicon may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

   5.7 Further Assurances. Borrower agrees, at its expense, on request by Silicon, to execute all documents and take all actions, as Silicon, may deem reasonably necessary or useful in order to perfect and maintain Silicon's perfected security interest in the Collateral, and in order to fully consummate the transactions contemplated by this Agreement.

6.   TERM.

   6.1 Maturity Date. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the "Maturity Date"), subject to Section 6.3 below.

   6.2 Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to Silicon; or (ii) by Silicon at any time after the occurrence * of an Event of Default, without notice, effective immediately. If this Agreement is terminated by Borrower or by Silicon under this Section 6.2, Borrower shall pay to Silicon a termination fee in an amount equal to **, provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank. The termination fee shall be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.

   * and during the continuation

   ** $20,000

   6.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Without limiting the generality of the foregoing, if on the Maturity Date, or on any earlier effective date of termination, there are any outstanding Letters of Credit issued by Silicon or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of Silicon, then on such date Borrower shall provide to Silicon cash collateral in an amount equal to the face amount of all such Letters of Credit plus all interest, fees and cost due or to become due in connection therewith, to secure all of the Obligations relating to said Letters of Credit, pursuant to Silicon's then standard form cash pledge agreement. Notwithstanding any termination of this Agreement, all of Silicon's security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all

Obligations have been paid and performed in full; provided that, without limiting the fact that Loans are subject to the discretion of Silicon, Silicon may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of Silicon, nor shall any such termination relieve Borrower of any Obligation to Silicon, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all the Obligations and termination of this Agreement, Silicon shall promptly deliver to Borrower termination statements, requests for reconveyances and such other documents as may be required to fully terminate Silicon's security interests.

7. EVENTS OF DEFAULT AND REMEDIES.

   7.1 Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement, and Borrower shall give Silicon immediate written notice thereof: (a) Any warranty, representation, statement, report or certificate made or delivered to Silicon by Borrower or any of Borrower's officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect; or (b) Borrower shall fail to pay when due any Loan or any interest thereon or any other monetary Obligation; or
(c) the total Loans and other Obligations outstanding at any time shall exceed the Credit Limit *; or (d) Borrower shall fail to comply with any of the financial covenants set forth in the Schedule or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured; or (e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within 5 Business Days after the date due; or (f) any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within 10 days after the occurrence of the same; or (g) any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or (h) Borrower breaches any material contract or obligation, which has or may reasonably be expected to have a material adverse effect on Borrower's business or financial condition; or (i) Dissolution, termination of existence, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or (j) the commencement of any proceeding against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within ** 30 days after the date commenced; or (k) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or (l) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or (m) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or (n) without the prior written consent of Silicon ***; or (o) Borrower shall generally not pay its debts as they become due ****, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (p) there shall be a material adverse change in Borrower's business or financial condition. Silicon may cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred *****.

   *provided, however, if an Overadvance results directly from a change by Silicon of either the amount of Reserves or of the Minimum Eligibility Requirements, then if Borrower fails to pay such Overadvance within 1 Business Day of such Overadvance occurring

   **45

   ***, (1) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes, after the date of this Agreement, the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 30% of the total voting power of all classes of capital stock then outstanding of Borrower entitled to vote in the election of directors, or (2) a majority of the members of the Board of Directors of Borrower shall not constitute Continuing Directors

   **** (it being acknowledged that Borrower may, in good faith, pay its trade obligations subject to generally acceptable, commercially reasonable business practices)

   ***** and is continuing

   7.2 Remedies. Upon the occurrence of any Event of Default, and at any time * thereafter, Silicon, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other document or agreement; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Silicon without judicial process to enter onto any of Borrower's premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Silicon deems it reasonably necessary in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Silicon seek to take possession of any of the Collateral by Court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Silicon retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to Silicon at places designated by Silicon which are reasonably convenient to Silicon and Borrower, and to remove the Collateral to such locations as Silicon may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Silicon shall have the right to use Borrower's premises, vehicles, hoists, lifts, cranes, equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Silicon obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Silicon shall have the right to conduct such disposition on Borrower's premises without charge, for such time or times as Silicon deems reasonable, or on Silicon's premises, or elsewhere and the Collateral need not be located at the place of disposition. Silicon may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale;
(g) Demand payment of, and collect any Receivables and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Silicon to endorse or sign Borrower's name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Silicon's sole discretion, to grant extensions of time to pay, compromise claims and settle Receivables and the like for less than face value; (h) Offset against any sums in any of Borrower's general, special or other Deposit Accounts with Silicon; and (i) Demand and receive possession of any of Borrower's federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys' fees, expenses, costs, liabilities and obligations incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Silicon's rights and remedies, from and after the occurrence ** of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional four percent per annum.

   * during the continuation

   ** and during the continuation

     7.3 Standards for Determining Commercial Reasonableness. Borrower and Silicon agree that a sale or other disposition (collectively, "sale") of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) Notice of the sale is given to Borrower at least * days prior to the sale, and, in the case of a public sale, notice of the sale is published at least * days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by Silicon, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m; (v) Payment of the purchase price in cash or by cashier's check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, Silicon may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Silicon shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

   * ten

   7.4 Power of Attorney. Upon the occurrence * of any Event of Default, without limiting Silicon's other rights and remedies, Borrower grants to Silicon an irrevocable power of attorney coupled with an interest, authorizing and permitting Silicon (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower's expense, to do any or all of the following, in Borrower's name or otherwise, but Silicon agrees to exercise the following powers in a commercially reasonable manner: (a) Execute on behalf of Borrower any documents that Silicon may, in its sole discretion, deem advisable in order to perfect and maintain Silicon's security interest in the Collateral, or in order to exercise a right of Borrower or Silicon, or in order to fully consummate all the transactions contemplated under this Agreement, and all other present and future agreements; (b) Execute on behalf of Borrower any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or to lease (as lessor or lessee) any real or personal property which is part of Silicon's Collateral or in which Silicon has an interest; (c) Execute on behalf of Borrower, any invoices relating to any Receivable, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic's, materialman's or other lien, or assignment or satisfaction of mechanic's, materialman's or other lien; (d) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Silicon's possession; (e) Endorse all checks and other forms of remittances received by Silicon; (f) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (g) Grant extensions of time to pay, compromise claims and settle Receivables and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (h) Pay any sums required on account of Borrower's taxes or to secure the release of any liens therefor, or both; (i) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (j) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Silicon the same rights of access and other rights with respect thereto as Silicon has under this Agreement; and (k) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other present or future agreements. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Silicon's rights under the foregoing power of attorney or any of Silicon's other rights under this Agreement be deemed to indicate that Silicon is in control of the business, management or properties of Borrower.

   * and during the continuation

   7.5 Application of Proceeds. All proceeds realized as the result of any sale of the Collateral shall be applied by Silicon first to the reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Silicon in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Silicon shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Silicon for any deficiency. If, Silicon, in its sole discretion, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Silicon shall have the option, exercisable at any time, in its sole discretion, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Silicon of the cash therefor.

   7.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Silicon shall have all the other rights and remedies accorded a secured party under the California Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Silicon and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Silicon of one or more of its rights or remedies shall not be deemed an election, nor bar

Silicon from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Silicon to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

8. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

    "Account Debtor" means the obligor on a Receivable.
     --------------

    "Affiliate" means, with respect to any Person, a relative, partner,
     ---------
shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

    "Business Day" means a day on which Silicon is open for business.
     ------------

    "Code" means the Uniform Commercial Code as adopted and in effect in the
     ----
State of California from time to time.

    "Collateral" has the meaning set forth in Section 2.1 above.
     ----------

    "Continuing Director" means (a) any member of the Board of Directors who was
     -------------------
a director (or comparable manager) of Borrower on the date of this Agreement, and (b) any individual who becomes a member of the Board of Directors after the date of this Agreement if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the date of this Agreement in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower (as such terms are used in Rule 14a-11 under the Securities Exchange Act of 1934, as amended) and whose initial assumption of office resulted from such contest or the settlement thereof.

    "Default" means any event which with notice or passage of time or both,
     -------
would constitute an Event of Default.

    "Deposit Account" has the meaning set forth in Section 9105 of the Code.
     ---------------

    "Dot Com Account Debtor" means an Account Debtor that, in Silicon's sole
     ----------------------
discretion, is an internet based company.

     "Eligible Inventory" means Inventory which Silicon, in its sole judgment,
      ------------------
deems eligible for borrowing, based on such considerations as Silicon may from time to time deem appropriate. Without limiting the fact that the determination of which Inventory is eligible for borrowing is a matter of Silicon's discretion, Inventory which does not meet the following requirements will not be deemed to be Eligible Inventory: Inventory which (i) consists of * finished goods, in good, new and salable condition, which is not perishable, not obsolete or unmerchantable, and is not comprised of work in process, packaging materials or supplies; (ii) meets all applicable governmental standards; (iii) has been manufactured in compliance with the Fair Labor Standards Act; (iv) conforms in all respects to the warranties and representations set forth in this Agreement;
(v) is at all times subject to Silicon's duly perfected, first priority security interest; and (vi) is situated at a one of the locations set forth on the Schedule.

    * raw materials or

     "Eligible Receivables" means Receivables arising in the ordinary course of
      --------------------

Borrower's business from the sale of goods or rendition of services, which Silicon, in its sole judgment, shall deem eligible for borrowing, based on such considerations as Silicon may from time to time deem appropriate. Without limiting the fact that the determination of which Receivables are eligible for borrowing is a matter of Silicon's discretion, the following (the "Minimum
                                                                   -------
Eligibility Requirements") are the minimum requirements for a Receivable to be
------------------------
an Eligible Receivable: (i) the Receivable must not be outstanding for more than
* days from its invoice date, (ii) the Receivable must not represent progress billings, or be due under a fulfillment or requirements contract with the Account Debtor, (iii) the Receivable must not be subject to any contingencies (including Receivables arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional) **, (iv) the Receivable must not be owing from an Account Debtor with whom Borrower has any dispute (whether or not relating to the particular Receivable),
(v) the Receivable must not be owing from an Affiliate of Borrower, (vi) the Receivable must not be owing from an Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to Silicon, or which, fails or goes out of a material portion of its business, (vii) the Receivable must not be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to Silicon's satisfaction, with the United States Assignment of Claims Act),
(viii) the Receivable must not be owing from an Account Debtor located outside the United States or Canada (unless pre-approved by Silicon in its discretion in writing, or backed by a letter of credit satisfactory to Silicon, or FCIA insured satisfactory to Silicon), (ix) the Receivable must not be owing from an Account Debtor to whom Borrower is or may be liable for goods purchased from such Account Debtor or otherwise ***. Receivables owing from one Account Debtor will not be deemed Eligible Receivables to the extent they exceed 25% of the total Receivables outstanding. In addition, if more than 50% of the Receivables owing from an Account Debtor are outstanding more than * days from their invoice date (without regard to unapplied credits) or are otherwise not eligible Receivables, then all Receivables owing from that Account Debtor will be deemed ineligible for borrowing. Silicon may, from time to time, in its discretion, revise the Minimum Eligibility Requirements, upon written notice to Borrower.

    * 120

    ** other than a sale contingent on the subject goods conforming with Borrower's normal (non-customized) performance criteria

    *** unless and in which case the portion of such Receivable equal to the amounts owed to such Account Debtor shall be ineligible under this clause (ix),
(x) the Receivable must not be owing from a Dot Com Account Debtor, (xi) the Receivable must not arise from the sale or license of Embedded Software either
(A) in a transaction separate than the sale or other disposition of the goods in which the Embedded Software is embedded (the "Underlying Goods"), or (B) in the same transaction as the sale or other disposition of the Underlying Goods but the sale or license of the Embedded Software is billed, or accounted for within the same bill, by Borrower separately from the sale or other disposition of the Underlying Goods, and (xii) the Receivable must not be owing by an Account Debtor as to whom Borrower has recognized or can recognize deferred revenue, unless and in which case the portion of such Receivable that is equal to the Applicable Deferred Revenue Percentage (as defined below) of such deferred revenue amount shall be ineligible under this clause (xii). For purposes of the foregoing clause (xii), the term "Applicable Deferred Revenue Percentage" means, as of any date of determination, (A) 65% so long as no Default or Event of Default has occurred and is continuing, and (B) 100% if a Default or Event of Default has occurred and is continuing

    "Embedded Software" means a computer program embedded in goods and any
     -----------------
supporting information provided in connection with a transaction relating to the program if (i) the program is associated with the goods in such a manner that it customarily is considered part of the goods, or (ii) by becoming the owner of the goods, a person acquires a right to use the program in connection with the goods. Embedded Software does not include a computer program embedded in goods that consist solely of the medium in which the program is embedded.

    "Equipment" means all of Borrower's present and hereafter acquired
     ---------
machinery, molds, machine tools, motors, furniture, equipment, furnishings, fixtures, trade fixtures, motor vehicles, tools, parts, dyes, jigs, goods and other tangible personal property (other than Inventory) of every kind and description used in Borrower's operations or owned by Borrower and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located.

    "Event of Default" means any of the events set forth in Section 7.1 of this
     ----------------
Agreement.

    "General Intangibles" means all general intangibles of Borrower, whether now
     -------------------
owned or hereafter created or acquired by Borrower, including, without limitation, all choses in action, causes of action, corporate or other business records, Deposit Accounts, inventions, designs, drawings, blueprints, patents, patent applications, trademarks and the goodwill of the business symbolized thereby, names, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, security and other deposits, rights in all litigation presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments now or hereafter arising therefrom, all claims of Borrower against Silicon, rights to purchase or sell real or personal property, rights as a licensor or licensee of any kind, royalties, telephone numbers, proprietary information, purchase orders, and all insurance policies and claims (including without limitation life insurance, key man insurance, credit insurance, liability insurance, property insurance and other insurance), tax refunds and claims, computer programs, discs, tapes and tape files, claims under guaranties, security interests or other security held by or granted to Borrower, all rights to indemnification and all other intangible property of every kind and nature (other than Receivables).

    "Inventory" means all of Borrower's now owned and hereafter acquired goods,
     ---------
merchandise or other personal property, wherever located, to be furnished under any contract of service or held for sale or lease (including without limitation all raw materials, work in process, finished goods and goods in transit), and all materials and supplies of every kind, nature and description which are or might be used or consumed in Borrower's business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise or other personal property, and all warehouse receipts, documents of title and other documents representing any of the foregoing.

    "Obligations" means all present and future Loans, advances, debts,
     -----------
liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Silicon, whether evidenced by this Agreement or any note or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Silicon in Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other present or future instrument or agreement between Borrower and Silicon.

    "Permitted Exclusive Assay Provider Licenses" means exclusive licenses
     -------------------------------------------
granted by Borrower, in the ordinary course of Borrower's business, to assay providers (including without limitation DAKO Corporation and its affiliates) or the customers of such assay providers relative to the specific image analysis applications for the assays provided by such assay providers; it being expressly acknowledged and agreed that the underlying proprietary technology of Borrower (including without limitation the so-called "MDS(TM)" system), as opposed to such specific image analysis applications that function by use of such technology, shall not be the subject of any exclusive license granted by Borrower.

    "Permitted Liens" means the following: (i) purchase money security interests
     ---------------
in specific items of Equipment; (ii) leases of specific items of Equipment;
(iii) liens for taxes not yet payable *; (iv) additional security interests and liens consented to in writing by Silicon, which consent shall not be unreasonably withheld; (v) security interests being terminated substantially concurrently with this Agreement; (vi) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent; (vii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; (viii) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods **. Silicon will have the right to require, as a condition to its consent under subparagraph (iv) above, that the holder of the additional security interest or lien sign an intercreditor agreement on Silicon's then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Silicon, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.

    * or liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established and are maintained provided such liens do not have priority over any security interest of Silicon
--------

    **; and (ix) liens on assets acquired by Borrower in accordance with Section
5.5 hereof, provided such liens would otherwise be permitted pursuant to clauses
(i) or (ii) of the definition of Permitted Liens

    "Person" means any individual, sole proprietorship, partnership, joint
     ------
venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

    "Receivables" means all of Borrower's now owned and hereafter acquired
     -----------
accounts (whether or not earned by performance), letters of credit, contract rights, chattel paper, instruments, securities, securities accounts, investment property, documents and all other forms of obligations at any time owing to Borrower, all guaranties and other security therefor, all merchandise returned to or repossessed by Borrower, and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party.

    "Reserves" means, as of any date of determination, such amounts as Silicon
     --------
may from time to time establish and revise in good faith reducing the amount of Loans, Letters of Credit and other financial accommodations which would otherwise be available to Borrower under the lending formula(s) provided in the
Schedule: (a) to reflect events, conditions, contingencies or risks which, as determined by Silicon in good faith, do or may affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Receivables), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Silicon in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Silicon's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Silicon is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Silicon determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

    Other Terms. All accounting terms used in this Agreement, unless otherwise
    -----------
indicated, shall have the meanings given to such terms in accordance with generally accepted accounting principles, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

9.  GENERAL PROVISIONS.

     9.1 Interest Computation. In computing interest on the Obligations, all checks, and other items of payment received by Silicon (including proceeds of Receivables and payment of the Obligations in full) shall be deemed applied by Silicon on account of the Obligations three Business Days after receipt by Silicon of immediately available funds *, and, for purposes of the foregoing, any such funds received after 12:00 Noon on any day shall be deemed received on the next Business Day. Silicon shall not, however, be required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to Silicon in its sole discretion, and Silicon may charge Borrower's loan account for the amount of any item of payment which is returned to Silicon unpaid.

    *(except with respect to wire transfers (including Automated Clearing House
(ACH) and Electronic Funds Transfers (EFT) payments) which shall be deemed applied by Silicon on account of the Obligations the same Business Day as deemed received by Silicon)

    9.2 Application of Payments. All payments with respect to the Obligations may be applied, and in Silicon's sole discretion reversed and re-applied, to the Obligations, in such order and manner as Silicon shall determine in its sole discretion.

    9.3 Charges to Accounts. Silicon may, in its discretion, require that Borrower pay monetary Obligations in cash to Silicon, or charge them to Borrower's Loan account, in which event they will bear interest at the same rate applicable to the Loans. Silicon may also, in its discretion, charge any monetary Obligations to Borrower's Deposit Accounts maintained with Silicon.

    9.4 Monthly Accountings. Silicon shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Silicon), unless Borrower notifies Silicon in writing to the contrary within thirty days after each account is rendered, describing the nature of any alleged errors or admissions.

    9.5 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed to Silicon or Borrower at the addresses shown in the heading to this Agreement, or at any other address designated in writing by one party to the other party *. Notices to Silicon shall be directed to the Commercial Finance Division, to the attention of the Division Manager or the Division Credit Manager. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid **.

    *or by facsimile (if to Borrower at (408) 562-0264 or if to Silicon at (408) 654-9589)

    **Notices may be supplemented by electronic mail; however, such electronic mail shall not be in lieu of the notice procedure provided for above.

    9.6 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

    9.7 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Silicon and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral
                                                   -----------------
understandings, representations or agreements between the parties which are not
--------------------------------------------------------------------------------
set forth in this Agreement or in other written agreements signed by the parties
--------------------------------------------------------------------------------
in connection herewith.
----------------------

    9.8 Waivers. The failure of Silicon at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other present or future agreement between Borrower and Silicon shall not waive or diminish any right of Silicon later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other agreement now or in the future executed by Borrower and delivered to Silicon shall be deemed to have been waived by any act or knowledge of Silicon or its agents or employees, but only by a specific written waiver signed by an authorized officer of Silicon and delivered to Borrower. Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Silicon on which Borrower is or may in any way be liable, and notice of any action taken by Silicon, unless expressly required by this Agreement.

    9.9 No Liability for Ordinary Negligence. Neither Silicon, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of Silicon, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon, but nothing herein shall relieve Silicon* from liability for its own gross negligence or willful misconduct.

    *, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon,

    9.10 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Silicon.

    9.11 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

    9.12 Attorneys Fees and Costs. Borrower shall reimburse Silicon for all reasonable attorneys' fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Silicon, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys' fees and costs Silicon incurs in order to do the following: prepare and negotiate this Agreement and the documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower's books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Silicon's security interest in, the Collateral; and otherwise represent Silicon in any litigation relating to Borrower. In satisfying Borrower's obligation
                                        ------------------------------------
hereunder to reimburse Silicon for attorneys fees, Borrower may, for
--------------------------------------------------------------------
convenience, issue checks directly to Silicon's attorneys, Levy, Small & Lallas,
--------------------------------------------------------------------------------
but Borrower acknowledges and agrees that Levy, Small & Lallas is representing
------------------------------------------------------------------------------
only Silicon and not Borrower in connection with this Agreement. If either
---------------------------------------------------------------
Silicon or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys' fees, including (but not limited to) reasonable attorneys' fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys' fees and costs to which Silicon may be entitled pursuant to this Paragraph shall immediately become part of Borrower's Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate * applicable to any of the Obligations. **

    * otherwise

    ** Borrower and Silicon hereby agree that the $15,000 deposit paid by Borrower to Silicon pursuant to that certain proposal letter, dated as of August 22, 2001, between Silicon and Borrower, shall be applied (in accordance with such proposal letter) to Silicon's fees, costs, and expenses incurred in connection with or relating to such proposal letter and this Agreement.

    9.13 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Silicon; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Silicon, and any prohibited assignment shall be void. No consent by Silicon to any assignment shall release Borrower from its liability for the Obligations.

    9.14 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

    9.15 Limitation of Actions. Any claim or cause of action by Borrower against Silicon, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other present or future document or agreement, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Silicon, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action

          Silcon Valley Bank                    Loan and Security Agreement
          ------------------------------------------------------------------

     or proceeding in a court of competent jurisdiction by the filing of a complaint within * after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Silicon, or on any other person authorized to accept service on behalf of Silicon, within thirty (30) days thereafter. Borrower agrees that such ** period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The ** period provided herein shall not be waived, tolled, or extended except by the written consent of Silicon in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other present or future agreement.

   * two years

   ** two-year

   9.16 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Borrower and Silicon acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. The term "including", whenever used in this Agreement, shall mean "including (but not limited to)". This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Silicon or Borrower under any rule of construction or otherwise.

   9.17 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of Silicon and Borrower shall be governed by the laws of the State of California. As a material part of the consideration to Silicon to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at Silicon's option, be litigated in courts located within California, and that the exclusive venue therefor shall be Santa Clara County;
(ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

   9.18 Mutual Waiver of Jury Trial. BORROWER AND SILICON EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN SILICON AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF SILICON OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH SILICON OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

[Signature page immediately follows]

          Silcon Valley Bank                     Loan and Security Agreement
          ----------------------------------------------------------------------

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

   Borrower:

         APPLIED IMAGING CORP.


         By       /s/ Carl Hull
           ------------------------------------------
                  President or Vice President

         By       /s/ Barry Hotchkies
            -----------------------------------------
                  Secretary or Ass't Secretary

   Silicon:

         SILICON VALLEY BANK

         By Chitra Suriyanarayanan
            -----------------------------------------
         Title Account Manager
               --------------------------------------

          Silcon Valley Bank          Schedule to Loan and Security Agreement
          ----------------------------------------------------------------------


Silicon Valley Bank

                                   Schedule to

                           Loan and Security Agreement

Borrower: APPLIED IMAGING CORP.

Address:  2380 Walsh Avenue
          Santa Clara, CA  95051

Date:     September 28, 2001

This Schedule forms an integral part of the Loan and Security Agreement between Silicon Valley Bank and the above-borrower of even date.

================================================================================

1. CREDIT LIMIT
    (Section 1.1):                 An amount not to exceed the lesser of a total
                                   of $2,000,000 at any one time outstanding
                                   (the "Maximum Credit Limit"), or the sum of
                                   (a) and (b) below (the "Borrowing Base"):

                                        (a)  up to 80% of the amount of
                                        Borrower's Eligible Receivables (as
                                        defined in Section 8 above), plus

                                        (b)  an amount not to exceed, as of any
                                        date of determination, the lowest of:

                                              (1) up to 20% of the value of
                                              Borrower's Eligible Inventory (as
                                              defined in Section 8 above),
                                              calculated at the lower of cost or
                                              market value and determined on a
                                              first-in, first-out basis; or

                                              (2) $500,000; or

                                              (3) 40% of the aggregate amount of
                                              Borrower's Eligible Receivables;

                                              provided, however, that the amount
                                              --------  -------
                                              of credit availability under the
                                              foregoing clause (b) shall be
                                              deemed to equal zero ($-0-) unless
                                              and until (y) Borrower irrevocably
                                              notifies Silicon in writing that
                                              Borrower desires credit
                                              availability under such clause
                                              (b), and (z) Silicon conducts an
                                                   ---
                                              updated audit and FLV appraisal of
                                              Borrower's Inventory and the
                                              results thereof shall be
                                              satisfactory to Silicon in its
                                              discretion; provided further that,
                                                          -------- -------
                                              as of any date of determination,
                                              all Loans based on the credit
                                              availability under the foregoing
                                              clause (b) need to be supported

         Silcon Valley Bank          Schedule to Loan and Security Agreement
         -----------------------------------------------------------------------


                                        by a net orderly liquidation value of
                                        such Inventory based on an appraisal
                                        satisfactory to Silicon.

                                   Cash Management Services and Reserves.
                                   -------------------------------------
                                   Borrower may use up to $500,000 (the "Cash
                                   Management Sublimit") of Loans available hereunder for Silicon's Cash Management Services (as defined below) consisting of one or more of merchant services, business credit card, ACH and other services identified in the cash management services agreement related to such service (collectively, the "Cash Management Services"). Silicon may, in its sole discretion, reserve against Loans which would otherwise be available hereunder such sums as Silicon shall determine in connection with the Cash Management Services, and Silicon may charge to Borrower's Loan account any amounts that may become due or owing to Silicon in connection with the Cash Management Services. Borrower agrees to execute and deliver to Silicon all standard form applications and agreements of Silicon in connection with the Cash Management Services, and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Silicon in connection with the Cash Management Services. All amounts that Silicon pays or expends in respect of any Cash Management Services shall constitute Obligations hereunder. Borrower hereby agrees to indemnify, save, and hold Silicon harmless from any loss, cost, expense, or liability, including payments made by Silicon, expenses, and reasonable attorneys' fees incurred by Silicon arising out of or in connection with any Cash Management Services. The Cash Management Services shall terminate on the Maturity Date or any earlier effective date of termination of this Agreement (or such later date requested by Borrower as Silicon may agree in writing in its sole discretion if and to the extent Borrower's reimbursement and indemnity obligations with respect to such Cash Management Services are secured by cash in amounts and on terms and conditions acceptable to Silicon in its sole discretion).

     Letter of Credit Sublimit
     (Section 1.5):                         $500,000
================================================================================

2.  INTEREST.

         Interest Rate (Section 1.2):

                                   A rate equal to the "Prime Rate" in effect from time to time, plus 2% per annum. Interest shall be calculated on the basis of a 360-day year

         Silcon Valley Bank          Schedule to Loan and Security Agreement
         -----------------------------------------------------------------------

                                   for the actual number of days elapsed. "Prime Rate" means the rate announced from time to time by Silicon as its "prime rate;" it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

         Minimum Monthly
         Interest (Section 1.2):   $5,000 per month.

===============================================================================

3.  FEES (Section 1.4):

         Loan Fee:                 $25,000, payable concurrently herewith.

         Collateral Monitoring
         Fee: $1,500 per month, payable in arrears (prorated for any partial month at the beginning and at termination of this Agreement).

================================================================================

4.  MATURITY DATE
     (Section 6.1):                One year from the date of this Agreement.

================================================================================

5.  FINANCIAL COVENANTS
     (Section 5.1):                Borrower shall comply with each of the
                                   following covenant(s). Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

         Minimum Tangible
         Net Worth:                Borrower shall maintain a Tangible Net Worth
                                   of not less than the sum of the following:

                                        (i)  the TNW Base Amount; plus

                                        (ii) the TNW Capital Increase (if any).

                                   For purposes of this Tangible Net Worth
                                   covenant:


                                        The term "TNW Base Amount" means, as of
                                        any date of determination, the amount
                                        set forth below corresponding to the
                                        time period set forth below:

                                             (A) during the period commencing on
                                             the date of this Agreement and
                                             ending on September 30, 2001,
                                             $3,000,000;

                                  (B) during the period commencing on October 1, 2001 and ending on October 31, 2001, $2,300,000;

                                  (C) during the period commencing on November
                                  1, 2001 and ending on November 30, 2001,
                                  $1,800,000;

                                  (D) during the period commencing on December
                                  1, 2001 and ending on December 31, 2001,
                                  $2,700,000;

                                  (E) during the period commencing on January 1, 2002 and ending on January 31, 2002, $2,000,000; and (D) from and after February 1, 2002, $1,500,000.

                             The term "TNW Capital Increase" means, as of any date of determination, the greater of (a) $-0- and
                             (b) 50% of all consideration (if any) received after the date of this Agreement for equity securities and subordinated debt of the Borrower. In no event shall the amount of the TNW Capital Increase be decreased.

     Definitions.        For purposes of the foregoing financial covenants, the
                         following term shall have the following meaning:

                         "Liabilities" shall have the meaning ascribed thereto by generally accepted accounting principles.

                         "Tangible Net Worth" shall mean the excess of total assets over total liabilities, determined in accordance with generally accepted accounting principles, with the following adjustments:

                            (A) there shall be excluded from assets: (i) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and
                            (ii) all assets which would be classified as intangible assets under generally accepted accounting principles, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises

                            (B) there shall be excluded from liabilities: all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Silicon or by language in the instrument evidencing the indebtedness which is acceptable to Silicon in its discretion.

6.  REPORTING.
    (Section 5.3):

                       Borrower shall provide Silicon with the following:

                       1. Monthly Receivable agings, aged by invoice date, within fifteen days after the end of each month.

                       2. Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within fifteen days after the end of each month.

                       3. (a) Weekly transaction reports (or, if more frequently, in connection with each requested Loan, Letter of Credit, or Cash Management Service); it being understood that such transaction reports shall, among other things, identify Borrower's specific Receivables (if any) that arise from the sale or license of Embedded Software either (i) in a transaction separate than the sale or other disposition of Underlying Goods, or (ii) in the same transaction as the sale or other disposition of the Underlying Goods but the sale or license of the Embedded Software is billed, or accounted for within the same bill, by Borrower separately from the sale or other disposition of the Underlying Goods; and (b) Monthly reconciliations of Receivable agings (aged by invoice date) and general ledger, within fifteen days after the end of each month.

                       4. If Borrower is utilizing any credit availability under clause (b) of the Borrowing Base, monthly perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with generally accepted accounting principles) or such other inventory reports as are reasonably requested by Silicon, all within fifteen days after the end of each month.

                       5. Monthly unaudited financial statements, as soon as available, and in any event within thirty days after the end of each month.

                       6. Monthly Compliance Certificates, within thirty days after the end of each month, in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer (or other authorized executive officer) of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

                       7. Quarterly unaudited financial statements, as soon as available, and in any event within forty-five days after the end of each fiscal quarter of Borrower.

                       8. Annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower no later than thirty days following the end of each fiscal year of Borrower.

                       9. Annual financial statements, as soon as available, and in any event within 120 days following the end of Borrower's fiscal year, certified by independent certified public accountants acceptable to Silicon.

================================================================================

7.  COMPENSATION
     (Section 5.5):        N/A

================================================================================

8.  BORROWER INFORMATION:

      Prior Names of
      Borrower
      (Section 3.2):            See Representations and Warranties of Borrower
                                dated August 31, 2001

      Prior Trade
      Names of Borrower
      (Section 3.2):            See Representations and Warranties of Borrower
                                dated August 31, 2001

      Existing Trade
      Names of Borrower
      (Section 3.2):            See Representations and Warranties of Borrower
                                dated August 31, 2001

      Other Locations and
      Addresses (Section 3.3):  See Representations and Warranties of Borrower
                                dated August 31, 2001

      Material Adverse
      Litigation (Section 3.10):None

      Borrower's Existing
      Loans (Section 5.5(viii)):None

================================================================================

9.  OTHER COVENANTS
     (Section 5.1):

                         Borrower shall at all times comply with all of the following additional covenants:

                         (1) Banking Relationship. Borrower shall at all times maintain its primary banking relationship with Silicon. With respect to any deposit accounts or securities accounts maintained by Borrower at any financial institution other than Silicon, Borrower agrees, upon Silicon's request therefor, to cause such other financial institution to execute and deliver to Silicon, on Silicon's standard form (with such changes as shall be acceptable to Silicon in its discretion), a Deposit Account Control Agreement or a Securities Account Control Agreement (as the case may be) with respect to all such accounts maintained by Borrower at such other financial institution. Without limiting the generality of the foregoing, within 60 days following the date of this Agreement, Borrower shall deliver to Silicon either (w) evidence that Borrower has closed its deposit accounts currently maintained with Moody National Bank (collectively, the "Moody Deposit Account") and transferred all amounts on deposit therein to deposit accounts maintained at Silicon, or (x) such a Deposit Account Control Agreement with respect to the Moody Deposit Account. Without limiting the generality of the foregoing, within 30 days following the date of this Agreement, Borrower shall deliver to Silicon either (y) evidence that Borrower has closed its securities accounts currently maintained with BofA Securities (collectively, the "BofA Securities Deposit Account") and transferred all amounts on deposit therein to deposit accounts maintained at Silicon, or (z) such a Securities Account Control Agreement with respect to the BofA Securities Deposit Account.

                         (2) Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders ("Inside Debt") shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Silicon's standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except for the following: NONE. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Silicon a subordination agreement on Silicon's standard form.

                         (3) Patents, Trademarks and Copyrights. Concurrently with the execution of this Agreement, Borrower shall execute and deliver to Silicon, on Silicon's standard form(s), any security agreement(s) and other documentation which Silicon deems necessary for filing in the United States Patent and Trademark Office, the United States Copyright Office, and any other governmental office, with respect to Borrower's copyrights, patents, trademarks and related collateral. Except for Embedded Software, maskworks under development, and other computer software under development, Borrower promptly will identify to Silicon in writing and register with the United States Copyright Office (i) any maskworks and computer software that generates Receivables from the sale or licensing thereof or that is otherwise material to the business of Borrower it has, develops or acquires, including those in Exhibit A to the Intellectual Property Security Agreement, within 30 days of the date of execution and delivery of this Agreement, and (ii) any additional maskworks and computer software rights developed or acquired, including significant revisions, additions or improvements to the maskworks or computer software or revisions, additions or improvements which significantly improve the functionality of the maskworks or computer software, after the date of execution and delivery of this Agreement before the sale or licensing to any third party of the maskworks or computer software or any product based on or containing any maskworks or computer software, and Borrower will execute such additional security agreement(s) and other documentation which Silicon deems necessary for filing with respect to such additional registered copyright(s). Borrower will promptly notify Silicon upon Borrower's filing of any application or registration of any patent or trademark rights with the United States Patent and Trademark Office and Borrower will execute and deliver any and all instruments and documents as Bank may require to evidence or perfect Bank's security interest in such application or registration. Borrower will: (i) protect, defend and maintain the validity and enforceability of the copyrights, patents, and trademarks; (ii) promptly advise Bank in writing of material infringements of the copyrights, patents, or trademarks of which Borrower is or becomes aware; and (iii) not allow any material item of copyrights, patents, or trademarks to be abandoned, forfeited or dedicated to the public without Bank's written consent. Borrower hereby represents and warrants to Silicon that, as of the date of execution and delivery of this Agreement, Borrower is not the owner or exclusive licensee of any proprietary computer software other than Embedded Software and installation software whose sole function is to activate the goods (or Embedded Software embedded therein) constituting Borrower's Inventory.

                         (4) Texas Landlord Agreement. Within 30 days following the date of this Agreement, Borrower shall deliver to Silicon a landlord agreement on Silicon's standard form (with such changes thereto (if any) as shall be acceptable to Silicon in its discretion) duly executed by the lessor of Borrower's leased premises in or about League City, Texas.

================================================================================

10.  CONDITIONS PRECEDENT

                     In addition to the other conditions precedent set forth in this Agreement, the making of the initial Loan is subject to the following additional conditions:

                     (A) Silicon shall have received lien searches listing all effective financing statements which name Borrower (or any predecessor corporation or any tradename thereof or any seller of assets acquired by Borrower outside of the ordinary course of business) as debtor that are filed in the applicable filing offices with respect to Borrower, none of which financing statements shall cover any of the Collateral of Borrower, except (i) Permitted Liens, (ii) financing statements as to which Silicon has received duly executed termination statements or partial release statements in form and substance satisfactory to Silicon, or (iii) as otherwise agreed in writing by Silicon. Without limiting the generality of the foregoing, Silicon shall have received: (y) evidence satisfactory to Silicon that none of the assets acquired by Borrower from Vysis, Inc. in or about July 1999 are encumbered by any security interest evidenced or perfected by that certain UCC-1 financing statement filed against Vysis in favor of American National Bank and Trust Company of Chicago on 8/13/96 in Illinois as filing number 3577244; and (z) evidence satisfactory to Silicon that none of the assets acquired by Borrower from Perceptive Scientific Instruments in or about July 2000 are encumbered by any security interest evidenced or perfected by that certain UCC-1 financing statement filed against Perceptive Scientific Instruments in favor of City National Bank on 4/23/97 in California as filing number 9711560534.

[Signature page immediately follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Schedule to Loan and Security Agreement to be executed and delivered as of the date first above written.

Borrower:                                   Silicon:

   APPLIED IMAGING CORP.                    SILICON VALLEY BANK


   By /s/ Carl Hull                         By /s/ Chitra Suriyanarayanan
     ---------------------------------        -------------------------------
       President or Vice President          Title Account Manager
                                                 ----------------------------

   By /s/ Barry Hotchkies
     ---------------------------------
      Secretary or Ass't Secretary

                                       -9-